June 20, 2008

Dear Friends and Shareholders,

I have attached today’s press release announcing the unanimous decision by the Board of Directors for VirTra to file a Form 15 with the SEC, voluntarily suspending its duty to report under the Securities Exchange Act of 1934.  Please understand that VirTra desires to remain a publicly traded company and shares will continue to trade through the Pink Sheets.

A central reason for this decision is to allow VirTra management to focus the necessary time and resources on delivering an attractive return-on-investment for our committed shareholders.  The combination of internal staff, legal and accounting professional fees and other related expenses necessary to remain a “Fully Reporting” company exceeds approximately $400,000 per year.  This burden has drained resources from development, marketing and sales efforts, while hindering the ability of VirTra to increase revenues and profitability.  Naturally, if VirTra spends significant monies to ‘report’ results, it leaves far fewer resources to actually ‘create’ results.  Moreover, the Sarbanes-Oxley (SOX) requirements are soon to encompass the OTCBB market and just complying with these new requirements will cost VirTra an estimated $800,000 to $1.2 million per year.  By filing the Form 15 now, VirTra avoids these additional expenses and instead can focus resources on our many exciting opportunities for new business.

As a Pink Sheet quoted company, VirTra will no longer be under SEC mandated requirements to file various reports.  Regardless, VirTra plans to continue to complete and post quarterly and annual financial reports, while making them accessible to shareholders via our website.

VirTra is by no means unique in its decision to move to the Pink Sheets.  Many companies who are finding the costs to comply with SOX prohibitive are making a voluntary move away from full reporting requirements but continue to operate publicly and profitably.  In some cases, the very profits shareholders are looking for hang in the balance between the substantial expenses associated with SOX and the ability to invest in the actual business the company conducts.

I know VirTra is a compelling company, delivering critical products at the right time and in the right market; however, VirTra’s ability to grow profits has been curtailed by the large expense of remaining a fully reporting company. This is precisely why the decision to move to the Pink Sheets is in VirTra’s best interest.

I appreciate all of the continued support of our shareholder base, and I think this announcement clearly places VirTra in a better position to succeed as a company.

These are simply my personal comments, and should not be relied upon in your investment decisions. I strongly urge you to conduct your own due diligence with regard to any investment in VirTra Systems. I respectfully refer you to VirTra Systems' filings with the United States Securities and Exchange Commission.

-- Bob Ferris, President of VirTra Systems